Ruth's Hospitality Group, Inc. Announces Appointment of Robert S. Merritt

to the Company's Board of Directors

HEATHROW, Fla., November 3, 2009-- Ruth's Hospitality Group, Inc. (Nasdaq: RUTH) announced today that Robert Merritt has been appointed to serve as an independent member of the Company's Board of Directors, effective October 29, 2009. With his appointment, the Board is now comprised of six members, five of whom are independent. Mr. Merritt will serve as a member of the Audit Committee and will stand for election by vote of the shareholders at the annual meeting in 2010.

"We are pleased to welcome Bob Merritt to the Board of Directors. We are confident that his extensive experience in the food service industry will be of great value to our Board," said Michael O'Donnell, Chief Executive Officer of Ruth's Hospitality Group.

Mr. Merritt has had a career in the restaurant industry that spans nearly three decades. He currently serves as Chairman of the Board of Directors for Cosi, Inc., a NASDAQ listed restaurant company. Previously, Mr. Merritt served on the Board of Directors of Outback Steakhouse, Inc., as well as the boards of each of Outback's operating subsidiaries and joint ventures. He was also one of the original members of Outback Steakhouse Inc.'s senior management team, where he oversaw the initial public offering and helped steward the growth of the company from operating five restaurants in Florida in 1990 to over 1250 restaurants located in 22 countries when he retired in 2005.

Mr. Merritt has also held various senior management positions with JB's Restaurants, a 150 unit family dining restaurant chain; Vie de France Corporation, a restaurant and specialty baking company located in the Washington D.C. area, which he also helped to take public in 1983; and Price Waterhouse & Co. In February 2005, based upon a survey of institutional analysts and portfolio managers, Mr. Merritt was named by Institutional Investor magazine as the best Chief Financial Officer in the restaurant industry.

"I am honored to join the Ruth's Hospitality Group's Board of Directors and look forward to working closely with the existing Board and management team to help the Company achieve its strategic goals," added Bob Merritt.

About Ruth's Hospitality Group

Ruth's Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth's Chris Steak House, Mitchell's Fish Market, Mitchell's Steakhouse and Cameron's Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth's Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth's Hospitality Group, please visit www.rhgi.com.